Exhibit 12.01


                                  HSBC USA Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

                                                                             Year Ended December 31,
                                                           2000         1999         1998         1997        1996
                                                          ------       ------       ------       ------      ------
Excluding interest on deposits
Net income                                                $  568       $  464       $  527       $  471      $  380
Applicable income tax expense                                340          308          238          193         171
Less undistributed equity earnings                             8            4            2            2           2
Fixed charges:
  Interest on:
   Borrowed funds                                            445          130          204          197         121
   Long-term debt                                            420          112           96          112          48
  One third of rents, net of income from
   subleases                                                  22           15           14           14          12
                                                          ------       ------       ------       ------      ------
Total fixed charges                                          887          257          314          323         181
Earnings before taxes based on income
 and fixed charges                                        $1,787       $1,025       $1,077       $  985      $  730
                                                          ------       ------       ------       ------      ------

Ratio of earnings to fixed charges                          2.01         3.99         3.43         3.05        4.03
                                                          ------       ------       ------       ------      ------

Including interest on deposits

Total fixed charges (as above)                            $  887       $  257       $  314       $  323      $  181
Add: Interest on deposits                                  2,334          853          867          679         481
                                                          ------       ------       ------       ------      ------
Total fixed charges and interest on deposits              $3,221       $1,110       $1,181       $1,002      $  662
                                                          ------       ------       ------       ------      ------

Earnings before taxes based on income and
 fixed charges (as above)                                 $1,787       $1,025       $1,077       $  985      $  730
Add: Interest on deposits                                  2,334          853          867          679         481
                                                          ------       ------       ------       ------      ------
Total                                                     $4,121       $1,878       $1,944       $1,664      $1,211
                                                          ------       ------       ------       ------      ------

Ratio of earnings to fixed charges                          1.28         1.69         1.65         1.66        1.83
                                                          ------       ------       ------       ------      ------


                                       89